AMENDMENT NO. 1 TO INVESTMENT MANAGEMENT AGREEMENT

This Amendment No. 1 to the Investment Management Agreement dated May 1, 2005 (the “Agreement”), by and between Markman MultiFund Trust and Markman Capital Management, Inc. (the “Adviser”), is entered into effective the 12th day of September, 2008.

WHEREAS the Agreement provides for the Adviser to provide certain services to the Trust for which the Adviser is to receive agreed upon fees; and

WHEREAS the Adviser and the Trust desire to make certain changes to the Agreement;

NOW, THEREFORE, the Adviser and the Trust hereby agree that the Agreement is amended as follows:

1. Appendix A of the Agreement hereby is amended to add the following additional Fund:
The Markman Global Build-Out Fund will pay to the Adviser, for all of the services to be rendered and payments made as provided in this Agreement, a base fee, computed and accrued daily and paid monthly, at an annual rate of 0.60% of its average daily net assets

2. All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the 12th day of September, 2008.

MARKMAN MULTIFUND TRUST

By:_/s/ Robert J. Markman_____________________
Name: Robert J. Markman
Title: Chairman of the Board of Trustees and President

MARKMAN CAPITAL MANAGEMENT, INC.

By:_/s/ Robert J. Markman______________________
Name: Robert J. Markman
Title: President